Exhibit 4.17

Unofficial translation into English.

This Letter of Exemption and Indemnification is an unofficial translation of a Letter of Exemption and
Indemnification in Hebrew adopted by the Company.

Redhill Biopharma Ltd.

Public Co. Reg. No. 51-430400-5

21 Ha’arba’a Street, Tel Aviv, Israel

Telephone: 972-3-5413131; Fax: 972-3-5413144

________ _________, 201_

To Mr. / Ms.

Dear Sir or Madam;

Letter of Exemption and Indemnification

Whereas	in accordance with its articles of association, the Company may exempt, in advance, an officer therein from all or any of his liability for damage due to a breach of the duty of care vis-à-vis the Company and to indemnify him in advance and/or retroactively, for any liability or expense as provided in the articles of association, imposed on him or incurred by him, due to any act performed by him by virtue of his being an officer in the Company; and

Whereas	on January 16, 2011, the Company's Board Of Directors, after having obtained the approval of the Company's audit committee to that effect, resolved to approve the Company's undertaking to exempt and indemnify officers in the Company, in accordance with the Companies Law, 5759 - 1999, the Company's Articles Of Association and the terms of exemption and indemnification set forth in this Letter; and

Whereas	on January 27, 2011, the Company's general meeting also approved the said resolution of the board of directors in connection with directors in the Company; and

Whereas	on February 15, 2012, the Company's general meeting approved the amendment of the Letter of Exemption and Indemnification, please be advised as follows:

Chapter One: Interpretation

1.	Definitions

In this Letter of Exemption and Indemnification, each of the terms below will have the meaning set out opposite it, unless expressly stated otherwise.

“Means of control"	-	As defined in the Companies Law;

"Financial liability in lieu of criminal proceedings"	-	Financial liability imposed by law in lieu of criminal proceedings, including an administrative penalty under the Administrative Offences Law, 5746 – 1985, penalty for an offence defined as a penalty offence under the provisions of the Criminal Procedure Law, financial sanction or forfeit;

“Companies Law”	-	The Companies Law, 5759 -1999;

The “Securities Law”	-	The Securities Law, 5728 – 1968;

The "Criminal Procedure Law"	-	The Criminal Procedure Law [Combined Version], 5742 – 1982;

"Administrative Proceeding"	-	A proceeding pursuant to Chapter H3 (Imposing Monetary Sanction by the ISA), H4 (Imposing Administrative Enforcement Measures by the Administrative Enforcement Committee) and/or I1 (Conditioned Arrangement for Avoidance of Taking Action of for Stopping Action) of the Securities Law, as amended from time to time

"Distribution"	-	As defined in the Companies Law;

“This Letter”	-	This Letter of Exemption and Indemnification, including the addendum hereto, constituting an inseparable part hereof;

"Termination of proceeding without the filing of an indictment in a case in which a criminal investigation was instituted"	-	Closing the case pursuant to Section 62 of the Criminal Procedure Law, or a stay of proceedings by the Attorney General pursuant to Section 231 of the Criminal Procedure Law;

"Act" or "Act in the capacity of officer"	-	A legal act, through any act or omission, of an officer in the capacity of an officer in the Company and/or as an officer and/or employee and/or observer at meetings of competent organs of a corporation in which the Company holds, directly or indirectly, the means of control ("related corporation"), including such act which took place prior to the entry into force of this Letter of Exemption and Indemnification;

"Third Party"	-	Any person who is not the Company and/or one of the shareholders of the Company and/or anyone acting on their behalf.

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2.	Interpretation

2.1	The Preamble to this Letter of Exemption and Indemnification constitutes an inseparable part hereof.

2.2	The section headings in this Letter of Exemption and Indemnification are for convenience only and shall not be used for the purpose of the interpretation hereof.

2.3	Words and terms defined in the singular will also include the plural and vice versa; words in the masculine gender will also include the feminine gender and vice versa.

2.4	To the extent not expressly defined in this Letter, the terms herein will be interpreted in accordance with the Companies Law and, where there is no definition in the Companies Law – in accordance with the Securities Law.

2.5	The Company’s undertakings pursuant to this Letter shall be interpreted broadly, in a manner intended to fulfill them, to the maximum extent permitted under law, for the purpose for which they were designed

2.6	In the event of a conflict between any provision in this Letter and a provision of the law that cannot be contracted out of, and which may not be revised or supplemented, such provision of the law shall prevail, but same shall not prejudice or derogate from the force of the other provisions in this Letter. Furthermore, should it be determined that any provision in this Letter is unenforceable and/or lacks legal validity on any ground whatsoever, same shall not prejudice or derogate from the force of the other provisions in this Letter.

Chapter Two: Exemption

3.	Exemption in Advance

Subject to the provisions of any law, the Company hereby exempts you in advance from any liability for any damage incurred by it, either directly or indirectly, due to the breach of your duty of care vis-à-vis the Company, by your acts in your capacity as an officer.

Without limitation to the generality of the foregoing, it is hereby clarified that so long as same is not permitted under law, the Company does not exempt you in advance from your liability to the Company for a breach of the duty of care upon Distribution, to the extent applicable to you, if any.

4.	Exemption in Advance and Indemnification Have No Bearing on Each Other

Nothing in the Company's undertaking to exempt you in advance (as set forth in section 3 above) will derogate from the Company's undertaking to indemnify you in accordance with this Letter.

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5.	Retroactive Exemption

To the extent permitted by any law, the Company exempts you from any liability for any damage incurred by it, either directly or indirectly, due to the breach of your duty of care vis-à-vis the Company, by your acts in your capacity as an officer prior to the entry into force of this Letter of Exemption and Indemnification.

Chapter Three: Indemnification

6.	Indemnification in Advance – General

6.1	Subject to the provisions of any law, the Company hereby undertakes to indemnify you in advance for any liability or expense as set forth in section 7 below, imposed on you or incurred by you in connection with acts performed by you in the capacity of an officer in the Company, to the extent that the liability or expense has not been actually paid by virtue of an insurance policy or by virtue of indemnification on behalf of a third party, provided that the maximum indemnity amount will not exceed the amount set forth in subsection 8.1 below.

6.2	Subject to the provisions of subsection 8.3 of this Letter below, it is hereby clarified that nothing in the Company's undertaking to indemnify you in advance as set forth in subsection 6.1 of this Letter above, shall derogate from your right to receive, directly or via the Company, payments by virtue of an insurance policy or by virtue of indemnity on behalf of a third party, to the extent that you are entitled to such payments for any liability or expense as set forth in section 7 of this Letter below.

The Company's undertaking to indemnify you in advance as set forth in subsection 6.1 above, is conditioned on the fact that you have adopted all reasonable measures to receive payments by virtue of an insurance policy or by virtue of an indemnity undertaking and insurance by a related corporation in connection with your capacity as an officer in such corporation, if and to the extent that you are entitled to such payments, and they can be claimed under the circumstances of the case.

To remove any doubts, it should be clarified that the Company's undertaking to indemnify you will only apply with respect to the balance of your liabilities following the full utilization of your rights for insurance and indemnification in a related corporation in connection with your office in a related corporation and following the utilization in full of your rights for officers' insurance of the Company.

6.3	In the event that you have incurred excess insurance to receive payments pursuant to an insurance policy, the Company's undertaking to indemnify you in advance as set forth in subsection 6.1 of this Letter above shall also apply with respect to the amount of the self participation charged in accordance with the insurance policy.

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7.	Liabilities or Expenses to which the Indemnity Applies in Advance

The Company's undertaking to indemnify you in advance, as set forth in section 6 above, will apply due to any liability, payment or expense imposed on or incurred by you, as follows:

7.1	A financial liability imposed on you in favor of another person pursuant to a judgment, including a compromise judgment or an arbitrator's award, approved by the Court, due to acts performed by you in the capacity of an officer, and which pertain, directly or indirectly, to one or more of the events set forth in the addendum to this Letter (the "Addendum"), which, at the discretion of the Company's Board Of Directors, are anticipated in light of the Company's actual activity at the time of the issuance of the advance indemnity undertaking;

7.2	Reasonable litigation costs, including lawyer’s fee, incurred by you pursuant to any investigation or proceeding conducted against you by any authority competent to conduct an investigation or proceeding, at the end of which, no indictment is filed against you and no financial liability is levied on you in lieu of criminal proceedings, or at the end of which, no indictment is filed against you but a financial liability is levied in lieu of criminal proceedings, in an offense not requiring proof of mens rea or in connection with a monetary sanction;

7.3	Reasonable litigation costs, including attorney's fees, incurred by you or with which you are charged by a Court, in a proceeding to be instituted against you by the Company or on its behalf or by another person, or in a criminal indictment from which you are acquitted, or in a criminal indictment in which you are convicted of an offense which does not require proof of mens rea.

7.4	A monetary liability imposed on you due to a payment for the party harmed by the breach in an Administrative Proceeding, as aforesaid in Section 52(54)(a)(1)(a) of the Securities Law.

7.5	Expenses incurred by you in connection with an Administrative Proceeding conducted in your matter, including reasonable litigation expenses, including legal fees.

7.6	Any liability or other expense which upon them the indemnification to an officer according to the law is allowed.

8.	Amount of the Advance Indemnity

8.1	The amounts to be paid by the Company to all officers, in the aggregate, in any calendar year, in accordance with all letters of exemption and indemnification issued and/or to be issued to them by the Company for financial liabilities and reasonable litigation costs as set forth in subsection 7.1 above, will not exceed the higher of 25% (twenty five percent) of the Company's consolidated shareholders' equity as is in accordance with the Company's most recent consolidated annual financial statements, that existed as of the actual date of payment for the indemnification, or USD 3,000,000 (three million US Dollars) ("Maximum Indemnity Amount"). It should be clarified that the Company's Board Of Directors has determined that the Maximum Indemnity Amount, as defined in this Letter above, is reasonable under the circumstances.

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8.2	If and to the extent that the total sum of all amounts which the Company is required to pay on any date, plus the sum of all amounts paid by the Company by such date, for financial liabilities and reasonable litigation costs as set forth in subsection 7.1 above, in accordance with all letters of exemption and indemnification issued and/or to be issued to all officers in the aggregate, exceeds the Maximum Indemnity Amount, the Maximum Indemnity Amount or the balance thereof, as the case may be, will be distributed among the officers entitled to such amounts in connection with demands submitted to the Company pursuant to the indemnity letters and which have not been paid to them before such date, so that the amount actually received by each of the said officers, will be calculated in the ratio of the amount payable to each of the officers from the sum payable to all the said officers in the aggregate, on such date, in connection with such demands. Should it turn out on a subsequent date, that amounts which the Company was required to pay become available, either in light of the contents of Section 10 below or due to the settlement of claims against officers without having to pay therefor all or any part of the amounts claimed by any officer, the balance of the amount for indemnification will increase by the amount of the sums becoming available, and all officers who have only received their pro rata share as aforesaid, will be entitled to their proportionate share, pro rata, out of the amounts that become available.

In order to clarify the calculation method detailed in this subsection 8.2, the following example is provided: assume that compensation payments were ruled against Officer A for the sum of $100. These payments are recoupable, and thus Officer A demands indemnification from the Company for these payments. Assume further that the maximum indemnification sum is 25% (twenty-five percent) from Company's consolidated shareholders' equity, which was set according to the last consolidated annual financial statements, that existed as of the actual date of payment for the indemnification, is $1,000. Therefore, the maximum indemnification sum is, as of the payment date of $100 to Officer A, is $250. Therefore, after payment for the indemnification or Officer A, and until the new consolidated annual financial statements, law suits are filed against Officers B, C and D, who demand repayment of $100, $200 and $300 – respectively. In such a case, since the latest claimed indemnification sum ($600) is higher than the balance maximum indemnification sum ($150), the balance shall be divided pro rata between the Officers as follows: Officer B shall receive 150*100/600, Officer C shall receive 150*200/600 and Officer D shall receive 150*300/600. In case after the specified above, and before the Company updates its consolidated annual financial statements the Company will learn that Officer A was not entitled to the Indemnification, the sum of $100 will become available and return to the general indemnification sum. The returned sum ($100) shall be divided pro rata between the Officers as follows: Officer B shall receive a further payment of 100*100/600, Officer C shall receive a further payment of 100*200/600 and Officer D shall receive a further payment of 100*300/600.

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8.3	The indemnity amount paid to you by the Company, together with the amounts paid to you pursuant to an insurance policy and/or in accordance with an indemnity undertaking by any third party whatsoever, will in no event exceed the amount of the financial liability and/or the expenses as set forth in Section 7 above, which you have incurred or with which you have been charged. For this purpose, the amounts of the excess insurance in accordance with an insurance policy, if such have been prescribed, will be deemed to be amounts not actually paid to you. Should the Company pay to you or in your place, amounts that you are entitled to receive in accordance with an insurance policy and/or an indemnity undertaking by any third party whatsoever, then you will assign to the Company your rights to receive the amounts in accordance with the insurance policy or the indemnity undertaking by any third party, to the extent that there is no impediment to the assignment of such rights, and you will authorize the Company to collect these amounts on your behalf, where required for the fulfillment of the provisions of this section, and, at the Company's request, you will sign any document for the purpose of assigning your rights and authorizing the Company to effect such collection. In the event that you have collected the aforesaid amounts directly from an insurance company or from any third party whatsoever, these amounts will be returned by you to the Company in accordance with the provisions of Section 10 below.

9.	Realization of Advance indemnification

In any event in respect of which you are likely to be prima facie entitled to indemnity pursuant to this Letter, you and the Company will act as follows:

9.1	Subject to any law, you will give notice to the Company of any legal and/or administrative proceeding, investigation or proceeding by a competent authority instituted against you, and of any concern or threat that such proceeding or investigation will be instituted against you (in this section 9 and section 10.1 hereunder: "Proceeding"), with due expedition after you have first learned about it and not later than by the end of three (3) days after you first learned of it and on such date as will allow you and the Company a reasonable time to submit a response to such Proceeding, as required under law, and you will transfer to the Company or to anyone designated by it, without delay, a copy of any document relating to the Proceeding delivered to you by the initiator of the Proceeding (in this section: "Duty to Give Notice and Deliver Documents"). Subject to any law, in the event that the Company learns of such a Proceeding, the Duty to Give Notice and Deliver Documents will apply to the Company vis-à-vis you, mutatis mutandis.

It should be clarified that if you breach the Duty to Give Notice and Deliver Documents, this will not release the Company from its undertaking in accordance with this Exemption Letter, unless the breach committed by you as aforesaid, will have a material adverse effect on the Company's rights and/or its ability to defend in its name (in the event that the Company is also a party to the same Proceeding) and/or in your name against the Proceeding.

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9.2	The Company will be entitled to assume the handling of your legal defense within the ambit of the same Proceeding and/or transfer such handling to a reputable attorney experienced in the relevant field, which the Company will select to this end, and who will act and will owe a fiduciary duty to you and to the Company. The Company will be entitled to appoint an attorney as aforesaid provided you give your prior approval, in writing, to the identity of the attorney. However, you will not unreasonably withhold such approval, including due to circumstances where, at your reasonable discretion, concern of a conflict of interests exists between your defense and the Company's defense or that of another officer. In the event of concern of a conflict of interests as aforesaid, a separate attorney will be appointed for you, who will be acceptable to you, in order to protect your personal affairs, provided that such appointment is approved, in advance and in writing, by the Company. Subject to that stated heretofore and hereinafter, the Company and/or any such attorney will be entitled to act within the ambit of such handling of the Proceeding at their exclusive discretion subject to ongoing reporting to you and consultation with you from time to time.

The Company and/or such attorney will be entitled to terminate the Proceeding. However, the Company and/or the attorney will not agree to enter into a settlement in consequence of which you will be convicted of a criminal offense or required to pay an amount for which you would not be indemnified under this Indemnification Letter and would also not be paid to you pursuant to any insurance purchased by the Company or within the framework of any indemnity by a third party, other than with your prior written approval. The Company will not agree to decide the dispute by way of mediation or arbitration without first obtaining your prior written approval. However, you will not unreasonably withhold your approval as aforesaid.

At the Company’s request, you will sign any document empowering the Company and/or any attorney as aforesaid, to handle your defense within such Proceeding on your behalf and to represent you in any matter pertaining thereto, as aforesaid.

9.3	You will collaborate with the Company and/or with any attorney as aforesaid and/or with any insurer in any reasonable manner as may be required of you by any of them as part of their handling in connection with such Proceeding, including the investment of all time required for dealing with the Proceeding, compliance with the provisions of the insurance policy, execution or delivery of applications, affidavits, powers of attorney and any other document, provided that the Company ensures the full coverage of all expenses relating thereto, in such manner as will not require you to pay or finance them in person, and all subject to the provisions of Sections 7 and 8 above.

9.4	The Company will not be obligated to indemnify you for any amount with which you are charged in the wake of a settlement arrangement, mediation or arbitration or in the event that, within the ambit of a criminal indictment, you confess to an offense not requiring proof of mens rea, unless the Company's approval has been given in advance and in writing for the settlement arrangement or the holding of such mediation proceeding or such arbitration or for your confession to such charge, as the case may be. It should be noted that the Company will not unreasonably withhold its approval as aforesaid.

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9.5	Irrespective of whether or not the Company exercises its right under subsection 9.2 above, the Company will attend to the full coverage of all the litigation costs referred to in subsections 7.2, 7.3, 7.5 and 7.6 above, and, within this context, will also provide securities and/or sureties which it is charged to provide pursuant to an interim decision of a court or an arbitrator, including for the purpose of substituting attachments imposed on your assets, and will pay such costs so that you will not be required to pay or finance them in person, and all subject to the provisions of Section 7 above.

Subject to subsection 10.1 below, amounts paid by the Company as aforesaid will be credited as an advance payment on account of the indemnity amount to which you will be entitled under this Indemnification Letter.

9.6	Upon your request to effect a payment with respect to any event pursuant to this Indemnification Letter, the Company will adopt all measures required under law for the payment thereof and will act to procure any approval required to this end, if any. In the event that any approval whatsoever as aforesaid is required for such payment, and where such payment is not approved on any ground whatsoever, such payment or any part thereof which is not approved as aforesaid shall be subject to the court's approval (where relevant), and the Company will act to obtain same immediately, and will bear all costs and payments required to obtain same as aforesaid.

9.7	You may contact the Company secretary at any time, and receive information as to the balance of the Maximum Indemnification Amount, as at the date of such application, that has not yet been settled by virtue of the indemnification letters, as defined in subsection 8.2 above.

10	Refund of Amount Paid by virtue of the Advance Indemnity Undertaking

10.1	In the event that the Company has paid to you or on your behalf any amounts whatsoever under this Indemnification Letter, including amounts in accordance with subsection 9.5 above, and where subsequently it transpires that you are not entitled to indemnification from the Company for such amounts, these amounts will be deemed as a loan extended to you by the Company, which will bear interest at the minimum rate prescribed in accordance with subsection 3(i) of the Income Tax Ordinance, or any other law superseding same, as applicable from time to time, and which does not constitute a benefit with respect to your chargeable income (hereinafter in this subsection: the "Loan") . In such event you will repay the loan within three years from the date it became clear that the beneficiary is not entitled to indemnification from the company. and in accordance with such payments schedule as determined by the Company, with the approval of the Company's competent organs.

It should be clarified that in the event that the Company has paid litigation costs to you or on your behalf, including lawyer's fee, in connection with any investigation or proceeding conducted against you by a competent authority or in connection with a criminal proceeding instituted against you, such amounts will be deemed as a loan extended to you by the Company, under such terms as are set forth in this section. If and where it transpires that the Company may, by law, indemnify you for such amounts, these amounts will become indemnity amounts which have been paid to you by the Company pursuant to this Indemnification Letter, you will not be required to refund same to the Company, the interest thereon will be written off and the Company will bear the tax payments applicable to you in consequence thereof, if any.

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10.2	It is clarified that amounts awarded in your favor within the framework of a legal proceeding, settlement, mediation or arbitration arrangement, in connection with any liability or expense paid to you or on your behalf theretofore by the Company in accordance with the Indemnification Letter, will be refunded by you to the Company upon receipt thereof. In the event that such amounts were awarded in your favor and you have not yet received them, you will assign your rights to receive such amounts to the Company and/or authorize the Company to collect such amounts on your behalf.

11	Retroactive Indemnification

Subject to the provisions of the Company's Articles Of Association and to the resolution of the Company's competent organs, nothing in the foregoing in this Letter shall derogate from the Company's right to indemnify you retroactively.

Chapter Four: General Provisions

12	Exemption and Indemnification Exclusion

The Company does not exempt you in advance and will not indemnify you for any of the following:

12.1	Breach of fiduciary duty, other than in connection with indemnification, provided that you acted in good faith and had reasonable grounds to assume that your act would not adversely affect the best interests of the Company and/or a related corporation;

12.2	Breach of a duty of care committed intentionally or recklessly, other than if committed only by negligence;

12.3	A deliberate act to generate personal profit unlawfully;

12.4	Any fine, civil fine or ransom imposed upon you, provided that such fine or ransom have not been imposed pursuant to the conviction for a crime which does not require proof of criminal intent, or for a financial sanction levied on you.

13	Application subsequent to Termination of Office

The Company's obligations under this Letter of Exemption and Indemnification will be available to you and/or to your estate and/or to alternate directors duly appointed by you, without a time limitation, as well as subsequent to the termination of your capacity as officer in the Company and/or in a related corporation, as the case may be, provided that the acts forming the subject of this Letter of Exemption and Indemnification were committed in the course of your capacity as an officer in the Company and/or in a related corporation, as the case may be.

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14	No Assignment

To remove any doubts, it should be clarified that this Letter may not be assigned. Notwithstanding the foregoing, in the event of your demise (G-d forbid), this Letter shall apply to you and to your estate.

15	Letter not in favor of Third Party

To remove any doubts, it should be clarified that this Letter will not be interpreted as intending to grant any right or benefit to any third party whatsoever, including any insurer.

16	Cancellation, Revision, Waiver and Refraining from Action

16.1	Nothing in this Letter of Exemption and Indemnification shall prejudice or derogate from future resolutions of the Company as to the grant of advance exemption and/or advance or retroactive indemnification in connection with any matter subject to any law, and same shall not compel the Company to grant you additional exemption and/or indemnification beyond that stated in this Letter of Exemption and Indemnification.

16.2	The Company will be entitled, at its exclusive discretion and at any time, to cancel its exemption and/or indemnification undertaking pursuant to this Letter, or to reduce the Maximum Indemnification Amount hereunder, or limit the events to which the indemnification applies, either in respect of all officers or in respect of only part of them, to the extent that such cancellation or revision refers to events taking place following the date of the cancellation or revision, provided you have been given a prior notice of its intention as aforesaid, in writing, not less than 30 days prior to the date on which its resolution takes effect. To remove any doubts, it is hereby clarified that any such resolution, likely to adversely affect the terms of or to revoke this Letter, will not have any retroactive applicability of any nature whatsoever and this Letter, prior to the revision or cancellation hereof, as the case may be, will continue to apply and be valid in all respects in connection with any event which occurred prior to the revision or the cancellation, even where the proceeding in connection therewith was instituted against the officer subsequent to the revision or cancellation of this Letter. In any other event, this Letter may not be revised unless signed by the Company and by you.

16.3	In the event that, in the future, the relevant law is modified so as to allow the Company to extend the scope of the exemption which it may grant an officer from his liability for breach of the duty of care and/or allowing the Company to extend its undertaking to indemnify an officer, then such modification will also be deemed to apply to you by law, and this Letter of Exemption and Indemnification will be deemed to have been modified so as to include such modification.

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16.4	A delay, postponement, grant of extension or failure on your part or on the part of the Company to exercise or enforce any of the rights in accordance with this Letter, will not be deemed as a waiver or impediment, on your part or on the part of the Company, of the exercise of the rights under this Letter and pursuant to any law in the future, and will not prevent you or the Company from instituting all legal and other measures required to exercise such rights.

17	Law and Jurisdiction

Israeli Law shall exclusively apply to this Letter, and to any dispute arising with respect to this Letter. The exclusive jurisdiction in respect of everything related to and arising from this Letter, including with respect to its validity, breach and interpretation hereof, will vest in the competent courts in the district of Tel – Aviv only.

18	Entry into Force; Previous Letters of Exemption and Indemnification

18.1	This Letter of Exemption and Indemnification will take effect only upon your execution of a copy hereof, in the place designated therefor, and upon the delivery of the signed copy to the Company. Upon its entry into force, this Letter of Exemption and Indemnification revokes any previous undertaking for exemption and/or indemnification, if and insofar as offered and granted to you by the Company. Without derogating from the generality of the foregoing, if and insofar as this Letter of Exemption and Indemnification is declared or found to be void by the competent courts, then any exemption and/or indemnification undertaking preceding the date of the entry into force of this Letter of Exemption and Indemnification, and which this Letter of Exemption and Indemnification was intended to replace, will remain in full force and effect.

18.2	Nothing in this Letter of Exemption and Indemnification will derogate from any other exemption or indemnification granted to you by any third party and/or to which you are entitled from any other source under law.

19	Addresses And Notices

The Parties' addresses are as follows:

	Address	Electronic mail

Redhill Biopharma Ltd.	21 Ha’arba’a St., Tel Aviv 64739, Israel	ori@redhillbio.com

[Officer's Name]	__ ___________ St. ________	[____@_________]
Zip Code _______, P.O.B. ________

Any notice forwarded by one Party to the other in accordance or in connection with this Letter will be sent by registered mail and by electronic mail or hand delivered. A notice to be delivered to the Company should be delivered, as aforesaid, to two addresses. A notice which is hand delivered will be deemed to have reached its addressee on the actual date of delivery, provided that it is a business day and if it is not a business day, then on the first business day subsequently. A notice sent by registered mail will be deemed to have reached its addressee within three (3) business days from its dispatch, and a notice transmitted via electronic mail will be deemed to have reached its addressee on the date of transmitting the notice, subject to receipt of an electronic confirmation of the transmission thereof.

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In Witness Whereof the Company Has Signed, via its duly authorized signatories.

Redhill Biopharma Ltd.

By: ________________	By:

Position: _________________	Position: ________________

Date: ________ _________, 201_	Date: ________ _________, 201_

Signature: __________________	Signature: __________________

I have read this Letter of Exemption and Indemnification thoroughly, I have fully understood its contents, and I confirm receipt of this Letter of Exemption and Indemnification and confirm my consent to all its provisions. I am aware that in respect of this Letter of Exemption and Indemnification, the Company's legal advice does not represent me and that I cannot rely thereon.

______________

Date: ________ _________, 201_

Signature: __________________

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Exhibit 4.16

Unofficial translation into English.

Addendum

1.	To remove any doubt, all definitions, terms and expression in this Addendum, will have the same meaning imparted to them in the Letter of Exemption and Indemnification to which this Addendum is attached, unless expressly stated otherwise.

2.	Subject to the provisions of any law, you will be entitled to indemnity for any liability or expense imposed on you in favor of another person pursuant to a judgment, including a compromise judgment or an arbitrator's award approved by a Court, due to any act committed by you in the capacity of an officer in the Company, and/or any derivation of such act, in connection with the following events which at the discretion of the Company's Board Of Directors are anticipated in view of the Company's actual activity at the time of the issuance of the advance indemnity undertaking:

2.1	Issue of securities and/or listing them for trading on a stock exchange in Israel or abroad, including, without limitation to the foregoing, offering securities to the public under a prospectus, a private offering, an offer for sale, issue of bonus shares or offering of securities in any other manner whatsoever.

2.2	An event arising from the Company being a public company or arising from the fact that its shares were offered to the public or arising from the fact that the Company's shares are traded on a stock exchange in Israel or abroad.

2.3	A transaction within the meaning of Section 1 of the Companies Law, including negotiations to enter into a transaction or act, transfer, sale, lease, purchase or encumbrance of assets or liabilities (including securities) or granting or receiving any interest in any of the foregoing, obtaining credit and provision of securities, as well as any act directly or indirectly connected to such transaction, including disclosure of information and documents.

2.4	Resolutions and/or acts relating to approval of transactions with stakeholders, as such transactions are defined in Chapter 5 of Part VI of the Companies Law.

2.5	A report or notice submitted under the corporate laws, the securities laws, communications laws, tax laws, antitrust laws, labor laws or any other law compelling the Company to submit a report or a notice, including in accordance with rules or guidelines prevailing in a stock exchange in Israel or abroad, or in accordance with any law of another country regulating similar matters and/or refraining from submitting any report or notice as aforesaid.

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2.6	Adoption of the findings of external opinions for the purpose of the issuance of an immediate report, prospectus, financial statements or any other disclosure document.

2.7	Discussion and passing resolutions and discovery and disclosure in the Company's reports, including an evaluation with respect to the effectiveness of internal control and other issues incorporated in the report of the Company's Board Of Directors, as well as the issuance of statements and reference to the financial statements.

2.8	Preparation, editing, approval and execution of the financial statements, including the passing of resolutions as to the application of accounting principles and restatement in the financial statements.

2.9	Adoption of financial reporting in accordance with International Financial Reporting Standards (IFRS), and any act in connection therewith.

2.10	Events relating to the effecting of investments on the part of the Company in any corporations whatsoever.

2.11	A resolution as to distribution, as defined in the Companies Law, including a distribution with the court's approval.

2.12	A change in the Company's structure, a change in the Company's ownership, the Company's reorganization, the liquidation thereof, the sale of its assets or businesses (in whole or in part), or any resolution in respect thereof, including, without limitation to the generality of the aforesaid, a merger, spin off, a change in the Company's capital, establishment of subsidiaries, winding up or selling them, allocation or distribution.

2.13	Consolidation, change or revision of arrangements between the Company and the shareholders and/or holders of bonds and/or banks and/or creditors of the Company or of related corporations, including the preparation or revision of the trust deeds, bonds and outline and arrangement documents in general.

2.14	Acts relating to the issuance of licenses, permits or approvals, including approvals and/or exemptions in respect of restrictive trade practices.

2.15	Participation in and preparation of tenders.

2.16	A statement, declaration, including the expression of a position or opinion, vote and/or abstaining from voting, made in good faith by you as an officer in the course and by virtue of your capacity, such as in negotiations and contractual engagements with suppliers or customers, including within the framework of meetings of management, board of directors or any of its committees.

2.17	Any act in contravention of the Company's articles of association.

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2.18	Any act or resolution with respect to an employer-employee relationship including negotiations, contracting and implementation of personal or collective employment agreements, employees' benefits, including allocation of securities to employees.

2.19	Any act or resolution relating to safety at work and/or to terms of employment.

2.20	Acts in connection with conducting medical trials and/or product trials and/or the sale, distribution, licensing or use of such products.

2.21	Negotiations, contractual engagements and activation of insurance policies.

2.22	Consolidation of work plans, including pricing, marketing, distribution, guidelines to employees, to customers and to suppliers and collaboration with competitors.

2.23	Resolutions and/or acts relating to the environment and to public health, including hazardous materials.

2.24	Resolutions and/or acts relating to the Consumer Protection Law, 5741 – 1981 and/or orders and/or regulations by virtue thereof.

2.25	Acts relating to the Company's intellectual property and the protection thereof, including the registration or enforcement of intellectual property rights and their protection within claims in connection therewith.

2.26	Infringement of intellectual property rights of third parties, including, without limitation, patents, designs, breeders' rights, trademarks, copyright, and so forth.

2.27	Negotiations, execution and implementation of contracts of any nature or type with suppliers, distributors, agents, franchisers, marketers, importers, exporters, customers, etc. of the products or the services marketed and/or sold and/or supplied by the Company or used by it.

2.28	Negotiations, execution and implementation of contracts with manpower contractors, service contractors, construction contractors, refurbishing contractors, etc.

2.29	Reports, notices and submission of an application to State and other authorities.

2.30	Investigations on the part of State authorities.

2.31	Management of the bank accounts which the Company operates at banks and performance of transactions in such bank accounts, including with respect to transactions in foreign currency (including foreign currency deposits), securities (including resale transactions in securities and lending and borrowing of securities), loans and credit facilities, debit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures contracts, derivatives, swap transactions, and so forth.

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2.32	Realization of personal guarantees provided by the officer to the Company, as security for the Company's obligations and/or declarations.

2.33	Failure to maintain complete and/or proper due diligence procedures over the Company's investments, resulting in a loss of the investments in whole or in part and/or an adverse effect to the Company's businesses and/or breach of an undertaking vis-à-vis a third party.

2.34	Events and acts in connection with investments performed by the Company in various corporations, before or after effecting the investment, including for the purpose of entering into a transaction, its implementation, development, follow up and supervision.

2.35	Financial liability imposed on an officer in connection with acts in which he took part on behalf of the Company, vis-à-vis the various State institutions.

2.36	Financial liability imposed on an officer in connection with a claim by third parties against the officer due to deficient or misleading disclosure, in writing or verbally, to existing and/or potential investors in the Company, including in the event of the merger of the Company with another company.

2.37	Covering the excess insurance in the event of the activation of officers’ liability insurance.

2.38	Breach of the provisions of any agreement whatsoever to which the Company is a party.

2.39	An act relating to a tax liability of the Company and/or a subsidiary and/or shareholders of any of them.

2.40	Any of the foregoing events, in connection with the capacity of the officer in the Company by virtue of his capacity as an officer and/or employee and/or observer at meetings of competent organs of a related corporation.

2.41	Acts and omissions not covered by a Product insurance policy

2.42	Acts and omissions in connection with bodily injuries or property damage attributed to the Company and/or to an officer who has acted on its behalf.

2.43	Acts and omissions arising from failure to purchase appropriate insurance and/or to take sufficiently secure measures and/or negligence in risk management.

2.44	Any event and/or act that in respect of which indemnification may be made pursuant to the Improvement of Enforcement Proceedings in the ISA law (Legislative Amendments), 5771-2011.

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